Exhibit 10.2
                       QUESTAR PIPELINE COMPANY
               DEFERRED COMPENSATION PLAN FOR DIRECTORS
              (As Amended and Restated October 26, 2000)

 1.  Purpose of Plan.

          The purpose of the Deferred Compensation Plan for Directors ("Plan") is to provide Directors of Questar Pipeline Company (the "Company") with an opportunity to defer compensation paid to them for their services as Directors of the Company and to maintain a Deferred Account Balance until they cease to serve as Directors of the Company or its affiliates.

 2.  Eligibility.

          Subject to the conditions specified in this Plan or otherwise set by the Company's Board of Directors, all voting Directors of the Company who receive compensation for their service as Directors are eligible to participate in the Plan. Eligible Directors are referred to as "Directors." Directors who elect to defer receipt of fees or who have account balances are referred to as "Participants" in this Plan.

 3.  Administration.

          The Company's Board of Directors shall administer the Plan and shall have full authority to make such rules and regulations deemed necessary or desirable to administer the Plan and to interpret its provisions.

 4.  Election to Defer Compensation.

          (a) Time of Election. A Director can elect to defer future compensation or to change the nature of his election for future compensation by submitting a notice prior to the beginning of the calendar year. A newly elected Director is entitled to make a choice within five days of the date of his election or appointment to serve as a Director to defer payment of compensation for future service. An election shall continue in effect until the termination of the Participant's service as a Director or until the end of the calendar year during which the Director serves written notice of the discontinuance of his election.

          All notices of election, change of election, or discontinuance of election shall be made on forms prepared by the Corporate Secretary and shall be dated, signed, and filed with the Corporate Secretary. A notice of change of election or discontinuance of election shall operate prospectively from the beginning of the calendar year, but any compensation deferred shall continue to be held and shall be paid in accordance with the notice of election under which it was withheld.

          (b) Amount of Deferral. A Participant may elect to defer receipt of all or a specified portion of the compensation payable to him for serving as a Director and attending Board and Committee Meetings as a Director. For purposes of this Plan, compensation does not include any funds paid to a Director to reimburse him for expenses.

          (c) Period of Deferral. When making an election to defer all or a specified percentage of his compensation, a Participant shall elect to receive the deferred compensation in a lump sum payment within 45 days following the end of his service as a Director or in a number of annual installments (not to exceed four), the first of which would be payable within 45 days following the end of his service as a Director with each subsequent payment payable one year thereafter. Under an installment payout, the Participant's first installment shall be equal to a fraction of the balance in his Deferred
     Compensation Account as of the last day of the calendar month preceding such payment, the numerator of which is one and the denominator of which is the total number of installments selected. The amount of each subsequent payment shall be a fraction of the balance in the Participant's Account as of the last day of the calendar month preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. The term "balance," as used herein, refers to the amount credited to a Participant's Account or to the Fair Market Value (as defined in Section 5
     (a)) of the Phantom Shares of Questar Corporation's common stock ("Common Stock") credited to his Account.

          (d) Phantom Stock Option and Certificates of Deposit Option. When making an election to defer all or a specified percentage of his compensation, a Participant shall choose between two methods of determining earnings on the deferred compensation.
     He may choose to have such earnings calculated as if the deferred compensation had been invested in Common Stock at the Fair Market Value (as defined in Section 5 (a)) of such stock as of the date such compensation amount would have otherwise been payable to him ("Phantom Stock Option"). Or he may choose to have earnings calculated as if the deferred compensation had been invested in negotiable certificates of deposit at the time such compensation would otherwise be payable to him ("Certificates of Deposit Option").

          The Participant must choose between the two options for all of the compensation he elects to defer in any given year. He may change the option for future compensation by filing the appropriate notice with the Corporate Secretary before the first day of each calendar year, but such change shall not affect the method of determining earnings for any compensation deferred in a prior year.

 5.  Deferred Compensation Account.

          A Deferred Compensation Account ("Account") shall be established for each Participant.

          (a) Phantom Stock Option Account. If a Participant elects the Phantom Stock Option, his Account will include the number of shares and partial shares of Common Stock (to four decimals) that could have been purchased on the date such compensation would have otherwise been payable to him. The purchase price for such stock is the Fair Market Value of such stock, i.e., the closing price of such stock as reported on the Composite
     Tape of the New York Stock Exchange for such date or the next preceding day on which sales took place if no sales occurred on the actual payable date.

          The Participant's Account shall also include the dividends that would have become payable during the deferral period if actual purchases of Common Stock had been made, with such dividends treated as if invested in Common Stock as of the payable date for such dividends.

          (b) Certificates of Deposit Option Account. If a Participant elects the Certificates of Deposit Option, his Account will be credited with any compensation deferred by the Participant at the time such compensation would otherwise be payable and with interest calculated at a monthly rate using the typical rates paid by major banks on new issues of negotiable Certificates of Deposit on amounts of $1,000,000 or more for one year as quoted in The Wall Street Journal under "Consumer Savings Rates" on the Thursday closest to the end of the month or other published source of such rates as identified by Questar Corporation's Treasury department. The interest credited to each Account shall be based on the amount held in the Account at the beginning of each particular month.

 6.  Statement of Deferred Compensation Account.

          Within 45 days after the end of the calendar year, a statement will be sent to each Participant listing the balance in his Account as of the end of the year.

 7.  Retirement

          Upon retirement or resignation as a Director from the Board of Directors, a Participant shall receive payment of the balance in his Account in accordance with the terms of his prior instructions and the terms of the Plan unless he is still serving as a voting director of Questar Corporation ("Questar"). Upon retirement or resignation as a Director of Questar or upon appointment as a non-voting Senior Director of Questar, a Participant shall receive payment of the balance in his Account in accordance with the terms of his prior instructions and the terms of the Plan unless he is currently serving as a Director of the Company.

 8.  Payment of Deferred Compensation.

          (a) Phantom Stock Option.  The amount payable to the
     Participant choosing the Phantom Stock Option shall be the cash equivalent of the stock using the Fair Market Value of such stock on the date of withdrawal.

          (b) Certificates of Deposit Option. The amount payable to the Participant choosing the Certificate of Deposit Option shall include the interest on all sums credited to the Account, with such interest credited to the date of withdrawal.

          (c) The date of withdrawal for both the Phantom Stock Option Account and the Certificates of Deposit Option Account shall be the last day of the calendar month preceding payment or if payment is made because of death, the date of death.

          (d) The payment shall be made in the manner (lump sum or installment) chosen by the Participant. In the event of a Participant's death, payment shall be made within 45 days of the Participant's death to the beneficiary designated by the Participant or, in the absence of such designation, to the Participant's estate.

 9.  Payment, Change in Control.

          Notwithstanding any other provisions of this Plan or deferral elections made pursuant to Section 4 of this Plan, a Director, in the event of a Change in Control of Questar, shall be entitled to elect a distribution of his account balance within 60 days following the date of a Change in Control. For the purpose of this Plan, a "Change in Control" shall be deemed to have occurred if (i) any "Acquiring Person" (as that term is used in the Rights Agreement dated February 13, 1996, between Questar and ChaseMellon Shareholder Services, L.L.C. ("Rights Agreement")) is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of
     1934) of securities of Questar representing 25 percent or more of the combined voting power of Questar, or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving as directors of Questar: individuals who, as of May 19, 1998, constitute Questar's Board of Directors ("Board") and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Questar) whose appointment of election by the Board or nomination for election by Questar's stockholders was approved or recommended by a vote of at least two-thirds of the directors when still in office who either were directors on May 19, 1998, or who appointment, election or nomination for election was previously so approved or recommended; or (iii Questar stockholders approve a merger or consolidation of Questar or any direct of indirect subsidiary of Questar with any other corporation, other than a merger of consolidation that would result in the voting securities of Questar outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of Questar or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of Questar (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of Questar representing 25 percent or more of the combined voting power of Questar's then outstanding securities; or (iv) Questar's stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by Questar of all or substantially all of Questar's assets, other than a sale of disposition by Questar of all or substantially all of the Company's assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by stockholders of Questar in substantially the same proportion as their ownership of Questar immediately prior to such sale. A Change in Control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to, all required regulatory approvals have been obtained.

10.  Hardship Withdrawal.

          Upon petition to and approval by the Company's Board of Directors, a Participant may withdraw all or a portion of the balance in his Account in the case of financial hardship in the nature of an emergency, provided that the amount of such withdrawal cannot exceed the amount reasonable necessary to meet the financial hardship. The Board of Directors shall have sole discretion to determine the circumstances under which such withdrawals are permitted.

11.  Amendment and Termination of Plan

          The Plan may be amended, modified or terminated by the Company's Board of Directors. No amendment, modification, or termination shall adversely affect a Participant's rights with respect to amounts accrued in his Account. In the event that the Plan is terminated, the Board of Directors has the right to make lump-sum payments of all Account balances on such date as it may determine.

12.  Nonassignability of Plan.

          The right of a Participant to receive any unpaid portion of his Account shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or attachment.

13.  No Creation of Rights.

          Nothing in this Plan shall confer upon any Participant the right to continue as a Director. The right of a Participant to receive any unpaid portion of his Account shall be an unsecured claim against the general assets and will be subordinated to the general obligations of the Company.

14.  Effective Date.

          The Plan was effective on June 1, 1982, and shall remain in effect until it is discontinued by action of the Company's
     Board of Directors. The effective date of the amendment to the Plan establishing a Phantom Stock Option is January 1, 1983.
     The Plan was amended and restated effective April 30, 1991, was amended and restated effective February 13, 1996, and was further amended and restated effective May 19, 1998.